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                                 EXHIBIT NO. 99



                      News Release dated November 18, 1999



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[PROGRESSIVE LOGO]


                                                                            NEWS
                                                                         RELEASE
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The Progressive Corporation                                     COMPANY CONTACT:
6300 Wilson Mills Road                                          Jeffrey W. Basch
Mayfield Village, Ohio  44143                                   (440) 446-2851
http://www.progressive.com
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                     PROGRESSIVE REALIGNS SENIOR MANAGEMENT

NEW STRUCTURE ALLOWS PETER LEWIS TO
DELEGATE INSURANCE OPERATIONS RESPONSIBILITY

MAYFIELD VILLAGE, Ohio -- November 18, 1999 -- Peter B. Lewis, Chairman, President and CEO- Insurance Operations, The Progressive Corporation (NYSE:PGR), today announced that Glenn Renwick will be named CEO of Insurance Operations effective January 1, 2000.

         Lewis said: "This is an important delegation of responsibilities for me. New leadership is essential to continued extraordinary performance. As we grow, continuous innovation in claims, technology and distribution is critical to Progressive's success. I will manage key staff roles and continue to be actively involved in the Company's strategic direction."

         Renwick will join the Board of Directors and will assume responsibility for the Company's four businesses (Independent Agent, Direct, Internet and Strategic Alliances), as well as Consumer Marketing, Product Development and Claims. He will retain responsibility for Information Technology. Lewis will retain responsibility for Finance, Legal, Human Resources and Communications. Lewis will remain Chairman and President and will take a CEO title representative of his overall responsibilities. Charles B. Chokel will retain the title of CEO-Investments and Capital Management. Renwick and Chokel will report to Lewis.

         Renwick joined the Company in 1986 as Product Manager in Florida. He was named president of the Company's Mid-Atlantic Division in 1988 and president of the California Division in 1991. He began the Company's Express Quote Service, a fee-for-service auto insurance rate comparison service. In 1993, he was appointed Director of Consumer Marketing. In that role, he expanded Express Quote countrywide and offered it free as the Company's 1 800 AUTO PRO(R) service, the industry's only 24 hour a day, seven day a week auto insurance rate comparison and shopping service. In his Consumer Marketing role, Renwick was instrumental in the development of the company's first ever television advertising campaigns. He was named Chief Information Officer in January 1998.

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         Prior to joining Progressive, Renwick was a member of the technical staff for Bell Labs and a consultant with Ernst and Whinney. He holds an undergraduate degree in Mathematics and Economics from the University of Canterbury, Christchurch, New Zealand and a Master's degree in Engineering from the University of Florida, Gainesville.

         In business since 1937, Progressive provides consumers throughout the United States with competitively-priced automobile insurance available through more than 30,000 Independent Agents, over the phone (1 800 AUTO PRO) and on the Internet at progressive.com. Progressive provides all policyholders with 24 hour, in-person claims and customer service. The Company's other lines of business include writing insurance for small fleets of commercial vehicles, lenders' collateral protection and directors' and officers' liability and providing related services. More information about the Company can be found on the World Wide Web at progressive.com.


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